Exhibit 10

   Notice of Amendment (NOA)

This is a Notice of Amendment to the Collaboration Agreement executed as of February 2, 2005 between:

VIROPRO PHARMA INC., of the city of Montreal, province of Quebec, a Canadian Corporation incorporated under the Canada Business Corporations Act, having its address at 4480 rue Côte-de-Liesse, Suite 355, Montréal, Quebec, H4N 2R1 and represented herein by its duly authorized officer as he so declares;

(hereinafter “Viropro”)

AND:

PROTEOCELL BIOTECHNOLOGIES INC. of the city of Laval, province of Quebec, a Canadian Corporation incorporated under the Canada Business Corporations Act, having its address at 500 Cartier Blvd. W., Suite 114, Laval, Quebec, H7V 5B7 and represented herein by its duly authorized officer as he so declares;

(hereinafter “ProteoCell”)

The purpose of this Notice of Amendment (NOA) is to set forth the intentions and preliminary understanding with respect to the formation of a Joint Venture between the Viropro and ProteoCell (hereinafter the “Parties”) as an extension to their referenced Collaboration Agreement.

It is understood that the parties will proceed to incorporate the terms of this NOA and all other important terms and conditions in the finalization of the agreements pertinent to the creation of said Joint Venture.

The following highlights the background, plan of action and considerations as the parties move towards finalizing the aforementioned acquisition:

1)

This NOA will form Annex B of the Collaboration Agreement executed as of February 2, 2005 between the Parties.

2)

Through the terms of the referenced Collaboration Agreement, it was intended for the Parties, through appropriate in-country business structures that would be determined and finalized by Viropro, to participate equally in all net revenue arising from sales of locally-produced products in Brazil, Latin America and other countries. As such, the Parties would participate as independent entities in larger to-be-determined business relationships involving government authorities, local industry, financing institutions and other international partners in countries where the products would locally produced. Hence, the Parties would collaborate to the spirit and intent of the MOA until a business structure was established in a given country.

3)

The purpose of this Amendment is to set the framework for the Parties to create an exclusive and enhanced business relationship prior to the negotiation and formulation of agreements and business structures with other partners in a given country.

4)

The Parties wish to achieve the above through a Joint Venture agreement or company, or other legal instrument (hereinafter the “Joint Venture”), wherein the Parties will share in profits derived from the commercialization of cell lines acquired from Viropro’s partner, ImmunoJapan, and through the subsequent production of biogenerics for international customers.

5)

The Joint Venture will be formed with the intent of becoming the basis of association for the Parties as they go on to enter into multi-party agreements in Brazil and/or other countries for the local scale-up, production and commercialization of the Immuno Japan Inc. To this end, the Parties agree to endeavor to finalize initial agreements within nine (9) months from the date of signing this NOA. Failure to do so will result in the dissolution of the Joint Venture under terms to be agreed upon in the Joint Venture agreement.

6)

Within forty-five (45) days from the execution of this NOA, the Parties will establish a shareholder’s agreement, employment agreements, service contracts and other agreements deemed pertinent to the creation of the Joint Venture by the Parties and outside counsel.

7)

In keeping with the commitments of the Collaboration Agreement, Viropro will provide initial support to ProteoCell through the provision of an advance of fifty-thousand dollars ($50,000 Cdn). In the Collaboration Agreement, this sum was to be paid in increments of twenty-thousand dollars and thirty-thousand dollars ($20,000 and $30,000 CDN) respectively, of which five-thousand dollars ($5,000 Cdn) has already been paid to ProteoCell. Viropro agrees to provide the remaining sum of forty-five thousand dollars ($45,000 Cdn.) within 14 days of signature of this NOA. Failure to do so will result in dissolution of this NOA.

8)

Further to the above, thereafter an advance of fifty-thousand dollars ($50,000 Cdn) per month payable in equal payments of twenty-five thousand dollars ($25,000 Cdn) on the 15th and 30th of each month shall be provided by Viropro to the Joint Venture for a period of up to six (6) months from the date of execution of this NOA. The first payment shall be made April 15, 2005. This period may be extended by Viropro if it deems progress as being sufficient. The advances shall be re-paid to Viropro when the Joint Venture becomes revenue generating.

9)

The Joint Venture will issue two classes of common shares: 100 voting non-equity shares will be issued and split evenly wherein Viropro and ProteoCell will receive 50 shares each. Equity non-voting shares will be issued and apportioned 51% to Viropro and 49% to ProteoCell.

10)

The Parties will share equally in profits declared by the Joint Venture.

11)

The Parties will have equal representation on any corporate Board established for the Joint Venture or resulting business entity. Initially the Board will comprise six (6) members with three (3) nominees from Viropro and three (3) nominees from ProteoCell.

12)

The Board will meet quarterly.

13)

The Shareholders’ agreement will incorporate a first refusal provision for the remaining party in the case of early termination.

14)

The Shareholders’ agreement will incorporate an instrument for dispute resolution.

15)

The Joint Venture will assume all responsibility for the Collaboration Program defined in the Collaboration Agreement as related to technology transfers, program implementations and facility management, including the screening of prospective clients, partners and opportunities.

16)

Mr. Imad Nasrallah will be appointed President of the Joint Venture, responsible for its day-to-day management and direction with prime focus on project implementation, including technology transfer and facility management. He and other key staff members will be retained under employment contracts.

17)

Mr. Albert Delmar will be appointed Chairman and Chief Financial Officer (CFO).

18)

All checks to be issued by the Joint Venture must bear the signatures of both the President and CFO (or their designee as agreed by the two parties).

19)

Exclusive contracts will be signed between the Joint Venture and Trivor Investment Management Company for the provision of back-office and investor/public relations services. Through this five (5) year exclusive contract, Trivor will take responsibility for financing arrangements and corporate/financial structuring.

20)

An exclusive contract will be signed between the Joint Venture and ProteoCell for the provision of scientific services. Through this five (5) year exclusive contract, ProteoCell will take responsibility for the performance all scientific activities provided through sub-contract by the Joint Venture.

21)

Viropro will assume responsibility for the leadership of sales activities of the Joint Venture.

22)

Exclusivity between Viropro and ProteoCell for the commercialization of cell lines acquired from Viropro’s partner, ImmunoJapan, and the subsequent production of generic (patent expired) recombinant biotherapeutics stemming from these cell lines for international customers, will remain in force for five (5) years from the date of execution of this NOA.

23)

By signing this NOA, each party agrees to hold in strict confidence all material non-public information we learn about the other and only share such information with our advisors in order to facilitate the potential transaction described herein.

24)

Upon termination of this NOA, neither Party shall have any further obligations hereunder other than those established and agreed in the Collaboration Agreement executed by the Parties on February 2, 2005. This NOA may be amended only by a written agreement signed by both parties. If any of the provisions of this NOA are found or deemed by a court of competent jurisdiction to be invalid or unenforceable, the parties intend that they be severed from the remainder of this NOA, and not cause its invalidity or unenforceability. A party's waiver of any breach of a provision of this NOA will not constitute a waiver or any other provision, or of any other breach of the same provision.

25)

This Agreement is drafted in English at the request of the Parties. La présente convention est rédigée an anglais à la demande des parties.

AND THE PARTIES HAVE SIGNED, AGREED AND ACCEPTED:

Signed: March 15, 2005 BY: /s/___________________ Mr. Imad Nasrallah President ProteoCell Biotechnologies Inc. 500 Cartier Blvd. West., Suite #114 Laval (Quebec) H7V 5B7	Signed: March 15, 2005 BY: /s/______________________ Mr. Albert Delmar Chief Operating Officer Viropro Pharma Inc 4480 rue Côte-de-Liesse, Suite 355 Montréal, Québec H4N 2R1